                                                                    EXHIBIT 10.E
                                    VIAD CORP

                         PERFORMANCE UNIT INCENTIVE PLAN
                PURSUANT TO THE VIAD 1997 OMNIBUS INCENTIVE PLAN
                            AS AMENDED MARCH 14, 2000

1.       PURPOSE

         The purpose of the Plan is to promote the long-term interests of the Corporation and its shareholders by providing a means for attracting and retaining designated key executives of the Corporation and its Affiliates through a system of cash rewards for the accomplishment of long-term predefined objectives.

2.       DEFINITIONS

         The following definitions are applicable to the Plan:

         "Affiliate" - Any "Parent Corporation" or "Subsidiary Corporation" of the Corporation as such terms are defined in Section 425(e) and (f), or the successor provisions, if any, respectively, of the Code (as defined herein).

         "Award" - The grant by the Committee of a Performance Unit or Units as provided in the Plan.

         "Board" - The Board of Directors of Viad Corp.

         "Code" - The Internal Revenue Code of 1986, as amended, or its successor general income tax law of the United States.

         "Committee" - The Human Resources Committee of the Board.

         "Corporation" - Viad Corp.

         "Participant" - Any executive of the Corporation or any of its Affiliates who is selected by the Committee to receive an Award.

         "Performance Period" - The period of time selected by the Committee for the purpose of determining performance goals and measuring the degree of accomplishment. Generally, the Performance Period will be a period of three successive fiscal years of the Corporation.

         "Performance Unit Award" - An Award.

         "Plan" - The Performance Unit Incentive Plan of the Corporation.

         "Unit" - The basis for any Award under the Plan.

3.       ADMINISTRATION

         The Plan shall be administered by the Committee. Except as limited by the express provisions of the Plan, the Committee shall have sole and complete authority and discretion to (i) select Participants and grant Awards; (ii) determine the number of Units to be subject to Awards generally, as well as to individual Awards granted under the Plan; iii) determine the targets that must be achieved in order for the Awards to be payable and the other terms and conditions upon which Awards shall be granted under the Plan; (iv) prescribe the form and terms of instruments evidencing such grants; and (v) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan.

4.       PERFORMANCE GOALS

         The Performance Unit Incentive Plan is intended to provide Participants with a substantial incentive to achieve or surpass three pre-defined long-range financial goals which have been selected because they are key factors (goals) in increasing shareholder value.

         The first goal for each Subsidiary Participant emphasizes growth in Average Three-Year Operating Income.

         The first goal for Corporate Participants also emphasizes Growth in Average Three-Year Operating Income but the target will be based on income per share from continuing operations, the most appropriate measure in increasing shareholder value.

         The second goal for Corporate and Subsidiary Participants is a Viad Value Added (VVA) measure.

         The third goal for Corporate and Subsidiary Participants emphasizes growth in Average Three-Year Revenues.

5.       DETERMINATION OF TARGETS

         A.    AVERAGE THREE-YEAR GROWTH IN SUBSIDIARY EARNINGS

               An appropriate average three-year operating income target for the Performance Period for each Subsidiary Company will be established taking into account historical operating income, financial plan operating income for the Performance Period, overall Corporate objectives, and if appropriate, other circumstances. An appropriate range of values above and below such target will then be selected to measure achievement above or below the target.

         B.    AVERAGE GROWTH IN THREE-YEAR VIAD INCOME PER SHARE

               An appropriate average three-year "Income Per Share" from continuing operations target for Viad Corp will be established after considering historical income per share from continuing operations, financial plan income per share from continuing operations for the Performance Period, overall Corporate objectives and, if appropriate, other circumstances. An appropriate range of values above and below such target will then be selected to measure achievement above or below the target.

         C.    VALUE ADDED MEASUREMENT:

               The VVA measurement is intended to place increased emphasis on securing an adequate return to Viad on all capital employed in the business. VVA compares net operating income to the return required on capital invested in the business.

               In calculating the bonus pool of each Company, VVA shall mean Net Operating Profit After Taxes (NOPAT is defined as sales minus operating expenses minus taxes) minus a Capital Charge calculated by multiplying a Cost of Capital times the actual Capital (Capital is defined as total assets less current and other liabilities exclusive of debt). Certain adjustments are necessary to determine NOPAT and Capital, as set forth in the VVA user guide.

               An appropriate average three-year VVA target will be established; a range of values above and below such target will then be selected to measure achievement above or below the target.

         D.    REVENUE

               An appropriate average three-year Revenue target (as defined for outside reporting purposes) will be established for Subsidiary and Corporate with a focus on enhancing profitable top-line growth. An appropriate range of values above and below such target will then be selected to measure achievement above or below the target.

         E.    ESTABLISHING TARGETS

               The appropriate weighting of goals, targets, range of values above and below such targets and the Performance Period to be used as a basis for the measurement of performance for Awards under the Plan will be determined by the Committee no later than 90 days after the beginning of each new Performance Period during the life of the Plan, after giving consideration to the recommendations of the Chief Executive Officer of Viad Corp. Performance Units will be earned based upon the degree of achievement of pre-defined targets over the Performance Period following the date of grant.

               Earned Units can range, based on operating performance using an award range of values, from 0% to 200% of the target Units.

6.       OTHER PLAN PROVISIONS

         Subsidiary operating income and Viad income per share from continuing operations are determined before extraordinary items, effects of changes in accounting principles, or a change in federal income tax rates after the target has been set. (For example, new FASB release on Accounting for Derivatives to be effective for periods after December 15, 2000 but not considered when targets were set). Reclassification of a major business unit to discontinued operations status after targets have been set would also require adjustment because of effect on Viad continuing operations results. While gains on disposition of a business would normally not be included in determining income per share, in the event of the sale of a subsidiary or major business unit, a portion of gain would be included for the difference between the sold unit's planned net income for the performance period and actual results to date of sale plus calculated interest savings on proceeds for the balance of the performance period, so that actual results are not penalized for selling a business.

         An addback to actual operating income will be allowed for any increased cost to a subsidiary for an increase in the formula allocation of corporate overhead over amounts included in the Plan/Forecast at the beginning of the applicable performance period.

         Incentives to be paid under this Plan must be deducted from the subsidiary corporation's and the Corporation's earnings during the Performance Period (generally in the third year, when the amounts to be paid can be reasonably estimated). Goals must be achieved after deducting from actual results all incentive compensation applicable to such performance periods, including those incentives earned under this Plan.

7.       RANGE OF PERFORMANCE AWARDS

         The range of values for the Corporation's or a Subsidiary Company's operating income or income per share performance and the VVA and Revenue measurements is set at a minimum of 80% of target for threshold and capped at 120% of the target. Notwithstanding the foregoing, targets may be established for threshold within the range of above 80% up to and including 95% and for maximum within the range of below 120% down to 105%, as may be designated by the Committee; however, the Committee may, when appropriate, adjust such ranges upward or downward.

         Performance Units will be earned based upon the degree of achievement of each of the pre-defined targets (operating income or income per share, VVA, and Revenue) over the Performance Period following the date of grant. A range of values will be established for the operating income or income per share target (to carry a 70% weighting), for the VVA target (to carry a 30% weighting), and for the Revenue target (to be used for adjustment to the total bonus pool otherwise accruable by 95% (threshold) up to 105% (maximum), depending upon the achievement against the revenue target).

8.       PARTICIPANT ELIGIBILITY

         Personnel will be eligible for participation as recommended by the Viad Corp, Chief Executive Officer for approval by the Committee no later than 90 days after the beginning of each new Performance Period during the life of the Plan, limited only to those key executives who contribute in a substantial measure to the successful performance of the Corporation or its Affiliates. The Chief Executive Officer will recommend for approval by the Committee which Affiliates among its Affiliates should be included in the Plan.

9.       AWARD DETERMINATION

         The number of Units to be awarded will be determined, generally, by multiplying a factor times the Participant's annual base salary in effect at the time the Award is granted and dividing the result by the average of the high and low of the Corporation's Common Stock on the date of approval of the grant by the Committee. The Award factor will be recommended by the Chief Executive Officer of Viad Corp for approval by the Committee annually no later than 90 days after the beginning of each new performance period. The Committee may adjust the number of Units awarded in its discretion.

10.      GENERAL TERMS AND CONDITIONS

         The Committee shall have full and complete authority and discretion, except as expressly limited by the Plan, to grant Units and to provide the terms and conditions (which need not be identical among Participants) thereof. Without limiting the generality of the foregoing, the Committee may specify a Performance Period of not less than two years or not more than five years, rather than the three-year Performance Period provided for above, and such time period will be substituted as appropriate to properly effect the specified Performance Period. No Participant or any person claiming under or through such person shall have any right or interest, whether vested or otherwise, in the Plan or in any Award thereunder, contingent or otherwise, unless and until all the terms, conditions, and provisions of the Plan and its approved administrative requirements that affect such Participant or such other person shall have been complied with. Nothing contained in the Plan or its Administrative Guidelines shall (i) require the Corporation to segregate cash or other property on behalf of any Participant or (ii) affect the rights and power of the Corporation or its Affiliates to dismiss and/or discharge any Participant at any time.

         Any recapitalization, reclassification, stock split, stock dividend sale of assets, combination or merger not otherwise provided for herein which affects the outstanding shares of Common Stock of the Corporation or any other change in the capitalization of the Corporation affecting the Common Stock shall be appropriately adjusted for by the Committee or the Board, and any such adjustments shall be final, conclusive and binding.

11.      PAYMENTS OF AWARDS

         (a) Performance Unit Awards which may become payable under this Plan shall be calculated as determined by the Committee but any resulting Performance Unit Award payable shall be subject to the following calculation: each Unit payable shall be multiplied by the average of the daily means of the market prices of the Corporation's Common Stock during the ten trading day period beginning on the day following public announcement of the Corporation's year-end financial results following the Performance Period. Distribution of the Award will be made within ninety (90) days following the close of the Performance Period. For those Executive Officers affected by Section 162(m) of the Internal Revenue Code, awards will be subject to discretionary downward adjustment by the Committee.

         (b) Performance Unit Awards granted under this Plan shall be payable during the lifetime of the Participant to whom such Award was granted only to such Participant; and, except as provided in (d) and (e) of this Section 7, no such Award will be payable unless at the time of payment such Participant is an employee of and has continuously since the grant thereof been an employee of, the Corporation or an Affiliate. Neither absence on leave, if approved by the Corporation, nor any transfer of employment between Affiliates or between an Affiliate and the Corporation shall be considered an interruption or termination of employment for purposes of this Plan.

         (c) Prior to the expiration of the Performance Period, all Participants will be provided an irrevocable option to defer all or a portion of any earned Performance Unit Award, if there be one but not less than $1,000, in written form as prescribed by the Board under the provisions of a deferred compensation plan for executives of the Corporation and its Affiliates, if one be adopted.

         (d) If a Participant to whom a Performance Unit Award was granted shall cease to be employed by the Corporation or its Affiliate for any reason (other than death, disability, or retirement) prior to the completion of any applicable Performance Period, said Performance Unit Award will be withdrawn and subsequent payment in any form at any time will not be made.

         (e) If a Participant to whom a Performance Unit Award was granted shall cease to be employed by the Corporation or its Affiliate due to early, normal, or deferred retirement, or in the event of the death or disability of the Participant, during the Performance Period stipulated in the Performance

         Unit Award, such Award shall be prorated for the period of time from date of grant to date of retirement, disability or death, as applicable, and become payable within ninety (90 days) following the close of the Performance Period to the Participant or the person to whom interest therein is transferred by will or by the laws of descent and distribution. Performance Unit Awards shall be determined at the same time and in the same manner (except for applicable proration) as described in Section 11(a).

         (f) There shall be deducted from all payment of Awards any taxes required to be withheld by any Federal, State, or local government and paid over to any such government in respect to any such payment.

12.      EFFECT OF CHANGE OF CONTROL

         Notwithstanding anything to the contrary in this Plan, in the event of a Change of Control (as defined in the Viad 1997 Omnibus Incentive
         Plan) each participant in the Plan shall be entitled to a prorata bonus award calculated on the basis of achievement of performance goals through the date of the Change of Control.

13.      ASSIGNMENTS AND TRANSFERS

         No award to any Participant under the provisions of the Plan may be assigned, transferred, or otherwise encumbered except, in the event of death of a Participant, by will or the laws of descent and distribution.

14.      AMENDMENT OR TERMINATION

         The Board may amend, suspend, or terminate the Plan or any portion thereof at any time provided, however, that no such amendment, suspension, or termination shall invalidate the Awards already made to any Participant pursuant to the Plan, without his consent.

15.      EFFECTIVE DATE

         The Plan shall be effective January 1, 1997, provided however, that any Award made under this Plan is subject to the approval of the Viad 1997 Omnibus Incentive Plan by the stockholders of Viad Corp.